UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2019

Grow Capital, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	000-53548	86-0970023
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

2485 Village View Drive, Suite 180
Henderson, NV 89074
Phone: (702) 830-7919
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2019 (the “Effective Date”), Grow Capital, Inc. (the “Company”), a Nevada corporation, entered into a stock exchange agreement (the “Exchange Agreement”) with Bombshell Technologies, Inc. (“Bombshell”) and the shareholders of Bombshell (the “Bombshell Holders”).  Pursuant to the Exchange Agreement, in exchange for unregistered restricted shares of the Company’s common stock, par value $0.001 (the “GC Common Stock”), the Company will acquire 100% of the outstanding shares of Bombshell (the “Exchange”).  Upon the closing of the Exchange (the “Closing”), the shares of Bombshell common stock outstanding immediately prior to the effective time of the Exchange shall be converted solely into the right to receive 110,675,328 shares of GC Common Stock on a pro rata basis.  The number of shares to be issued to the Bombshell Holders is determined by a “stock exchange ratio” equal to the Bombshell Value divided by the GC Share Price.  The “Bombshell Value” was determined by a third party independent valuation of Bombshell  and is equal to $9,030,000.  The “GC Share Price” is equal to $0.08159 per share, and was determined using the thirty (30) day volume weighted average price (the “VWAP”) calculated through March 12, 2019, the effective date of the letter of intent for the Exchange.

Within 90 days of the Closing, the Company will use commercially reasonable efforts to file and cause to become effective amended and restated articles of incorporation of the Company (the “Charter Amendment”) to increase the authorized shares of GC Common Stock.  Upon the effectiveness of the Charter Amendment, the Company will issue the shares of GC Common Stock to the Bombshell Holders.

Additionally, pursuant to the Exchange Agreement, the Bombshell Holders will be eligible to receive earn-out consideration of up to an additional $3,000,000 in shares of GC Common Stock earnable in $1,000,000 increments in the second, third and fourth years after the Closing (the “Earn-out Period”), based on whether Bombshell is able to meet certain EBIT (as defined in the Exchange Agreement) thresholds in each year, as set forth in the Exchange Agreement. If Bombshell is unable to meet an EBIT threshold in one of the years of the Earn-out Period (a “Shortfall Year”), it will still be able to earn the shares for such Shortfall Year in one of the subsequent years of the Earn-out Period or in the year after the end of the Earn-out Period if it exceeds the EBIT threshold for that year by the amount it was short of the EBIT threshold for the Shortfall Year.  Any earn-out shares issued will be valued at the GC Share Price.

The Company intends to issue all of the GC Shares in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended. At the Closing the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Bombshell Holders to register the GC Common Stock to be issued in connection with the Exchange.  Pursuant to the Registration Rights Agreement, the Company will agree to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale of all the GC Common Stock issued in the Exchange within 20 days following the later of (a) filing of the financial statements required by Item 2.01 of Form 8-K and related pro forma financial information  for the acquisition of Bombshell with the Securities and Exchange Commission (“SEC”), and (b) the issuance of the GC Common Stock to the Bombshell Holders following the increase in the Company’s authorized shares (the later of (a) or (b), the “Deadline”).  The Company will agree to use all reasonable best efforts to cause that registration statement to become effective no later than the earlier of (i) 60 days after the Deadline or, in the event of an SEC review, 90 days after the Deadline, and (ii) the third business day following the date on which the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments.

The Exchange is subject to certain closing conditions, including, among other conditions, (i) the receipt of any necessary regulatory approvals and third party consents, (ii) the Company and the Bombshell Holders entering into the Registration Rights Agreement, (iii) there being no material adverse change in the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Bombshell or the Company, and (iv) certain other customary conditions. The Exchange Agreement is terminable by either the Company or Bombshell if the Closing has not occurred by October 31, 2019, and the terminating party is not in breach.

The Bombshell Holders include certain limited liability companies owned by (i) Jonathan Bonnette, the Company’s Chief Executive Officer, (ii) Joel Bonnette, the sole director and the Chief Executive Officer of Bombshell and the brother of Jonathan Bonnette, and (iii) Terry Kennedy, a beneficial owner of more than 10% of the Company’s Common Stock.

The Company issued a press release announcing the Exchange on June 27, 2019, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.  The foregoing description of the Exchange Agreement is a summary and is qualified in its entirety by reference to the Exchange Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.

10.1	Exchange Agreement, dated June 26, 2019, by and between the Grow Capital, Inc., Bombshell Technologies, Inc., and the shareholders of Bombshell Technologies, Inc.
99.1	Press Release of Grow Capital, Inc., dated June 27, 2019

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grow Capital, Inc.

By: /s/ Jonathan Bonnette

Jonathan Bonnette
Chief Executive Officer

Dated: June 27, 2019